Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report relating to the consolidated financial statements of Lee Enterprises, Incorporated and subsidiaries dated December 10, 2004, appearing in the Annual Report on Form 10-K/A of Lee Enterprises, Incorporated and subsidiaries for the year ended September 30, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Davenport, Iowa

August 3, 2005